UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
November 23, 2010

Central Pacific Financial Corp.
(Exact name of registrant as specified in its charter)

Hawaii	0-10777	99-0212597
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.

220 South King Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

(808) 544-0500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)
On November 23, 2010, the appointment of Ms. Agnes Catherine Ngo as Chief Administrative Officer (“CAO”) and Executive Vice President of Central Pacific Financial Corp. ("CPF") and Central Pacific Bank ("CPB" and collectively with CPF, the “Company”) became effective.  As CAO, Ms. Ngo will oversee Human Resources, Marketing, Loan Operations, Legal and Compliance and will report directly to the Executive Chairman of the Company.

Ms. Ngo, age 50, has served in various capacities in the financial industry during the last 17 years, including General Partner and Venture Partner of Startup Capital Ventures, a venture capital firm; Executive Vice President, General Counsel and Corporate Secretary of Silicon Valley Bank (“SVB”); and Chief Operating Officer of Alliant Partners, an investment banking subsidiary of SVB.

(e)
On November 23, 2010, the Company and Ms. Ngo entered into a letter agreement setting forth the terms of Ms. Ngo’s at will employment as CAO and Executive Vice President of the Company.  The agreement provides that Ms. Ngo will receive a salary of $260,000 per annum.  In addition, Ms. Ngo will receive a sign-on bonus of $75,000 payable in two installments and relocation assistance including moving costs not to exceed $25,000, a housing allowance of $3,500 per month for the first year of employment and reimbursement for certain travel airfare between California and Hawaii.  Ms. Ngo will be entitled to standard employee benefits and may participate in the Company’s profit sharing and 401(k) plan upon completion of applicable eligibility requirements.

Item 9.01.  Financial Statements and Exhibits

(d)	The following Exhibits are filed herewith:

Exhibit	Description

10.1	Employment agreement with Agnes Catherine Ngo dated November 23, 2010.*

*	Denotes management contract or compensatory plan, contract or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp.
(Registrant)

Date: November 23, 2010	/s/ Glenn K.C. Ching
Glenn K.C. Ching
Senior Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment agreement with Agnes Catherine Ngo dated November 23, 2010.*

*           Denotes management contract or compensatory plan, contract or arrangement